SHARE PURCHASE AGREEMENT

Parties:

OmniComm Systems Inc.

AS PURCHASER

Stichting Centre for Human Drug Research

Mr. A.F. Cohen

Mr. J.J.M.M. Hennen

Ondracek Holding B.V.

AS SELLERS

of 100% of the shares in the capital of Promasys B.V.

Execution Copy

32009260/10520910.7

Houthoff Buruma
P.O. Box 75505, 1070 AM Amsterdam
Gustav Mahlerplein 50, Amsterdam

CONTENTS

SCHEDULES

PARTIES:

I. Stichting Centre for Human Drug Research, a foundation (*stichting)*, incorporated under the laws of The Netherlands with registered seat in Leiden, The Netherlands, registered with the trade register of the Chamber of Commerce of The Hague under number 41167480 ("**Seller I**" or "**CHDR**"); and

II. Mr. Adam Frederik Cohen, living at [redacted], The Netherlands ("**Seller II**");

III. Mr. Joseph Johannes Mechtilde Marie Hennen, living at [redacted], The Netherlands ("**Seller III**"); and

IV. Ondracek Holding B.V., a private company with limited liability *(besloten vennootschap met beperkte aansprakelijkheid*), incorporated under the laws of Netherlands with its registered seat in Nigtevecht, The Netherlands, registered with the trade register of the Chamber of Commerce of Amsterdam under number 30165917 ("**Seller IV**"); and

V. OmniComm Systems Inc., a corporation incorporated under the laws of the State of Delaware in the United States of America with Federal Tax ID Number 11-3349762 ("**OmniComm**" or the "**Purchaser**").

Seller I, Seller II, Seller III and Seller IV are hereinafter collectively referred to as the "**Sellers**" and each individually a "**Seller**". The Sellers (collectively) and OmniComm are hereinafter jointly referred to as the "**Parties**" and each of them as a "**Party**".

RECITALS:

A. The Sellers are the sole legal and beneficial owner of 100% of the issued and outstanding shares in the share capital of Promasys B.V., a private company with limited liability incorporated under the laws of the Netherlands with its corporate seat in Leiden, the Netherlands, and registered with the trade register of the Chamber of Commerce under number 28101225 (the "**Company**"), consisting of 18,000 ordinary shares with a nominal value of € 1 (one euro) each (the "**Shares**") as set out in Schedule 1.

B. The Company is involved in the development and marketing of software and services relating to clinical data management ("the **Business**"). In the years

320009260/10520910.7

since its establishment the Company has built an international customer base, with a focus on the academic market and a strong presence in Asia.

C. The Sellers and OmniComm have held discussions and have entered into negotiations with respect to the sale and transfer of all the shares by the Sellers to the Purchaser (the "**Transaction**"), and have signed a letter of intent on 21 August 2013 in which the principles of the Transaction have been laid down, which letter of intent is attached hereto as Schedule 4 (the "**Letter of Intent**").

D. The Sellers have granted the Purchaser the opportunity to perform an extensive due diligence investigation with regard to the assets and liabilities, rights and obligations and other legal, tax related, financial, operational and commercial particulars of the Company (as defined hereafter) and the Business (the "**Due Diligence Investigation**").

E. The Sellers wish to sell and transfer the Shares and Purchaser wishes to purchase and acquire the Shares, subject to the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1. Definitions

In this Agreement the following definitions are used:

Accounts	means the annual accounts of the Company as of 31 December 2012;
Agreement	this share purchase agreement;
Business	has the meaning given in Recital B;
Business Day	any day (other than a Saturday or Sunday) on which banks are open for normal banking business in the Netherlands;
Company	has the meaning given in Recital A;
Completion	the consummation of the Transaction as contemplated by this Agreement;
Completion Date	has the meaning given in Clause 5;
Data Room Information	the information provided by the Sellers to the

	Purchaser and the information provided by the Purchaser to the Sellers in the data room created in connection with the due diligence process for the Transaction, the contents of which data room are attached hereto as Schedule 3;
Disclosed Information	all documents that have been available to the Sellers and the Purchaser in connection with the Due Diligence Investigation, including but not limited to the Data Room Information, this Agreement, any correspondence between the Sellers and the Company and/or any of their advisors on the one hand and the Purchaser and/or any of its advisors on the other hand and any public information available from public registers;
Due Diligence Investigation	has the meaning given in Recital D;
Encumbrance	any rights of pledge (*pandrecht*), mortgage (*hypotheek*), usufruct (*vruchtgebruik*), registered obligation (*kwalitatieve verplichting*), perpetual clauses *kettingbedingen*), lease rights, personal right of enjoyment or use, easement, right of way, right of superficies, right of first refusal, option, attachment (*beslag*), right of pre-emption, preferential rights or any other third party rights or security interest of any kind or an agreement to create any of the foregoing;
Governing Documents	the agreements and instruments by which any Person (other than an individual) establishes its legal existence and/or governs its internal affairs. For example, (a) the Governing Documents of a corporation include its certificate or articles of incorporation and by-laws, (b) the Governing Documents of a limited partnership include its certificate of limited partnership and its limited partnership agreement, and (c) the Governing Documents of a limited liability company include its

	certificate of formation and its limited liability company agreement;
Intercompany Liabilities	has the meaning given in Clause 4.1.1;
Law	any law, regulation, directive, covenant, guideline, standard, circular or general policy rule of any governmental or regulatory body in any jurisdiction;
Letter of Intent	has the meaning given in Recital C;
Long Stop Date	1 January 2014 or such other date as agreed between the Parties;
Notarial Deed	the notarial deed of transfer in respect of the Shares, substantially in the form as attached as Schedule 2;
Notary	Martine Bijkerk, a civil-law notary (*notaris*) of Houthoff Buruma Coöperatief U.A. or her deputy, substitute or successor in office, or any other civil-law notary nominated by the Sellers;
Parent Stock	has the meaning given in Clause 3.1.1;
Person	a natural person (*natuurlijk persoon*), legal entity (*rechtspersoon*), partnership or governmental organisation;
Purchaser	has the meaning given in the preamble of this Agreement;
Purchaser's Group	the Purchaser and its Affiliates and after Completion the Company;
Purchaser's Warranties and **Purchaser's Warranty**	has the meaning given in Clause 9.1.1;
Seller	has the meaning given in the preamble of this Agreement;
Seller I Indebtedness	has the meaning given in Clause 3.1.1;
Sellers' Warranties and Sellers' Warranty	has the meaning given in Clause 6.1.2.

Shares	has the meaning given in Recital A;
Tax or Taxation	means all forms of local and national taxes, duties, levies, social security contributions or other imposts or withholdings imposed by or payable to any Tax Authority including penalties, additions, interest, costs and expenses relating to such taxes, duties, levies, social security contributions or other imposts or withholdings;
Tax Authority	means any local or national authority in or outside the Netherlands having the power to impose or collect Tax;
Total Consideration	has the meaning given in Clause 3.1.1; and
Transaction	has the meaning given in Recital C.

1.2. Interpretation

In this Agreement, unless specified otherwise:

a. "**Clause**", "**Recital**" or "**Schedule**" means a clause (including all subclauses), a recital or a schedule in or to this Agreement;

b. the Recitals, and Schedules form an integral part of this Agreement. Any reference to this Agreement includes the Recitals and Schedules;

c. legal terms refer to Dutch legal concepts only, references to legal terms or concepts apply even where the concept referred to by such term does not exist outside the Netherlands and, if necessary, shall include a reference to the term in that jurisdiction outside the Netherlands that most approximates the Dutch term;

d. unless the context requires otherwise, the singular includes the plural and vice versa, and each gender includes the other gender;

e. references to "include" and "including" shall mean "include without limitation" or "including without limitation"; and

f. the headings are included for reference only and shall not affect the interpretation of this Agreement.

1.3. Drafting

The provisions of this Agreement shall not be interpreted adversely against a Party for the sole reason that such Party or its advisors were responsible for the drafting of that provision

2. SALE AND PURCHASE OF THE SHARES

2.1. Subject to the terms and conditions set out in this Agreement, the Sellers hereby sells to the Purchaser and the Purchaser hereby purchases from the Sellers, the Shares, free and clear from any Encumbrances with economic effect as of 31 October 2013.

2.2. At Completion, the Sellers shall transfer the full legal and beneficial title to the Shares to the Purchaser by executing the Notarial Deed in accordance with Clause 5.2.

3. PURCHASE PRICE AND PAYMENT

3.1. Total Consideration

3.1.1. In exchange for the Shares, subject to the terms and the conditions set out in this Agreement, the consideration by Purchaser ("**Total Consideration**") shall be in the form of (a) repayment in full of the indebtedness, owed by the Company to Seller I, on the date of this Agreement an amount of € 435,998 (four hundred thirty five thousand nine hundred and ninety eight euros) (the "**Seller I Indebtedness**") and (b) shares of the common stock of OmniComm (the "**Parent Stock**").

3.2. Payment

3.2.1. At Completion, the Purchaser shall pay the Total Consideration to the Sellers as follows:

a. The Purchaser shall transfer the Seller I Indebtedness ultimately one Business Day prior to the Completion Date to the third party account of Houthoff Buruma Derdengelden Notariaat, Amsterdam; 21.32.76.453; IBAN: NL24ABNA0213276453 with reference to file number 320009260. Upon receipt of the Seller I Indebtedness in the Houthoff Buruma third party account, the Notary shall hold the Seller I Indebtedness for the account of the Purchaser until the execution of the Notarial Deed. Upon the execution of the Notarial Deed, the Notary shall hold the Seller I Indebtedness for the account of Seller I.

b. The Purchaser shall transfer to each of Seller II, Seller III and Seller IV Parent Stock as follows:

   (i) Seller II 790,000 (*seven hundred and ninety thousand*) shares;

   (ii) Seller III 740,000 (*seven hundred and forty thousand*) shares; and

   (iii) Seller IV 740,000 (*seven hundred and forty thousand*) shares.

4. DISENTANGLEMENT INTRA-GROUP ARRANGEMENTS

4.1. Disentanglement

4.1.1. The Sellers shall procure that all existing liabilities between the Company on the one hand and any Seller on the other hand, including the Seller I Indebtedness, which shall be settled in accordance with this Agreement, (the "**Intercompany Liabilities**") shall be terminated and settled with effect from the Completion Date.

4.2. Indemnification

4.2.1. The Sellers shall fully reimburse, indemnify and keep indemnified and hold the Purchaser harmless for and against all Intercompany Liabilities and their termination and settlement, including Damages resulting from any termination or settlement that was delayed beyond the Completion Date.

5. COMPLETION

5.1. Date and venue

Completion shall take place at the offices of Houthoff Buruma in Amsterdam on the date of execution of this Agreement, or another date as mutually agreed between the Parties by means of execution of the Notarial Deed to be executed before the Notary, and performance by the respective Parties of all other completion actions as set out in Clause 5.2 (the "**Completion Date**").

5.2. Completion actions

After execution of this Agreement and confirmation by the Notary that the Seller I Indebtedness has been received in the Notary's third party bank account, the following actions will be taken on the Completion Date in the following order whereby an action already taken will be deemed to have been taken as per the order below:

a. the Sellers shall deliver the original shareholders' register of the Company to the Notary;

b. the Sellers shall deliver a duly signed resignation letter from Seller II as director of the Company and a shareholders' resolution (i) accepting such resignation and giving full discharge ('*décharge*') to Seller II with effect as from the execution of the Notarial Deed and (ii) appointing Mr. W.F.J.P.H. Ondracek as director of the Company;

c. Seller I and the Company shall enter into a lease agreement, a draft of which is attached as Schedule 5;

d. Seller I and the Company shall enter into an amendment to the existing software license agreement, maintenance and support agreement and service level agreement, a draft of which is attached as Schedule 6

e. Seller III and the Purchaser shall enter into an employment agreement, a draft of which is attached hereto as Schedule 7;

f. Mr. F. Bouwmeester and the Purchaser shall enter into an employment agreement, a draft of which is attached hereto as Schedule 8;

g. Seller IV and the Company shall enter into a management agreement, a draft of which is attached hereto as Schedule 9;

h. the Purchaser shall legally transfer (*'leveren'*) the Parent Stock to the Sellers by issuing stock certificates to each of Seller II, Seller III and Seller IV;

i. the Sellers shall legally transfer (*'leveren'*) the Shares to the Purchaser, free from all Encumbrances, by means of execution of the Notarial Deed executed before the Notary; and

j. upon completion of all the steps described here above, the Notary shall transfer the Seller I Indebtedness to Seller I's bank account.

5.3. Deferral of Completion

If the Purchaser or the Seller fails to comply with any of its obligations under Clause 5.2, the non-defaulting Party shall be entitled to, in addition and without prejudice to all other rights and remedies available to it, by written notice:

a. proceed with and effect Completion to the extent practicable (taking into consideration the defaults that have occurred) and set a new date for the finalization of Completion through the effecting of the remaining obligations and actions as set out in this Agreement on such date;

b. set a new date for Completion, provided that Completion cannot be deferred beyond the Long Stop Date; or

c. terminate this Agreement in accordance with Clause 15.

6. SELLERS' WARRANTIES

6.1. Warranties

6.1.1. In view of the fact that the Purchaser has extensive knowledge and experience with respect to the development and marketing of software and services relating to clinical data management similar to the Business, the Purchaser shall purchase the Shares (and therefore the Business) on an "as is where is" basis. The Purchaser therefore explicitly agrees to the limited set of warranties as set out in this Clause 6.

6.1.2. The Sellers represent and warrant to the Purchaser that each of the following representations and warranties (the "**Sellers' Warranties**" and each a "**Sellers' Warranty**") is true and accurate on the date of this Agreement and the Completion Date:

a. Seller IV has been duly incorporated and is validly existing under the Laws of its jurisdiction.

b. The Sellers have the full power and authority to enter into the Agreement and to perform the obligations hereunder, which, when executed, and assuming due execution by the other Parties, will constitute valid and binding obligations of the Sellers in accordance with its terms.

c. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transaction will: (a) violate any provision of any Governing Documents of the Company; (b) conflict with, result in a breach of, or constitute a default (whether with or without the passage of time, the giving of notice, or both) or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied contract to which the Company is a party, subject or otherwise bound; (c) violate any Law to which the Company or any of its assets or businesses is subject or otherwise bound; or (d) result in the creation or imposition of any Encumbrance upon any of the assets or businesses of the Company.

d. The Sellers are the sole legal and beneficial owner of the Shares and are authorised to transfer the full legal and beneficial title to the Shares to the Purchaser.

e. The Shares constitute 100% of the entire issued and outstanding share capital of the Company, have been validly issued, are fully paid up and are free from any Encumbrances. There are no other shares, including preference shares or priority shares issued or outstanding.

f. There is no commitment to give or create any Encumbrance on or over the Shares and no Person has claimed to be entitled to such Encumbrance.

g. There is no agreement, arrangement or option under which any Person may now or at any future time call for the issue, redemption, sale or transfer of any share, option, warrant or other security giving rise to a right over or interest in the capital of the Company. No Person has claimed to be entitled to require the Company, now or at any future date, on a contingent basis or not, to issue any share, option or warrant. No depositary receipts have been issued for any of the Shares.

6.2. Disclosure

Each Sellers' Warranty shall be constructed as a separate and independent Sellers' Warranty and shall not be limited by any of the terms of the other Sellers' Warranties and is only qualified by the matters and circumstances that are disclosed in the Disclosed Information.

6.3. Due diligence investigation

The Purchaser confirms that it has performed the Due Diligence Investigation with the aid of professional advisors to its satisfaction. The Purchaser acknowledges that, the Sellers' Warranties are the only guarantees, representations and/or warranties (and/or other form of assurance or comfort), that the Seller provides to the Purchaser and that the Purchaser may rely on when concluding this Agreement and the Purchaser hereby expressly accepts to bear any (financial) risk associated with the Company, that is not the subject matter of a Warranty.

7. BREACH OF SELLERS' WARRANTY AND NOTIFICATION OF CLAIMS

7.1. Compensation for breach of Sellers' Warranty

7.1.1. In the event of a breach of any of the Sellers' Warranties, each Seller shall, pro rata to its proportionate shareholding in the share capital of the Company immediately prior to the execution of the Notarial Deed and subject to Clause 8, pay to the Purchaser or at the discretion of the Purchaser, the Company, an amount equal to the actual amount of damage within the meaning of section 6:95

et. seq. of the Dutch Civil Code incurred by the Company or the Purchaser as a result of a breach of Sellers' Warranty, excluding any loss of profits (*gederfde winst*) loss of goodwill and/or consequential damages (*indirecte schade en gevolgschade*).

7.1.2. Any payment under this Clause 7 shall be deemed to be an adjustment or repayment of the Total Consideration, accruing immediately from the date of the event giving rise to the breach of Sellers' Warranty.

7.2. Notification of a claim

7.2.1. If the Purchaser becomes aware of any facts or circumstances that give rise to a claim for breach of a Sellers' Warranty, it shall within 10 Business Days of the discovery of such facts or circumstances give written notice to Sellers of such discovery and its (potential) claim. Such notice shall set out detailed information as is necessary for the Sellers to assess the merits of the claim for breach of the Sellers' Warranty and the Purchaser's estimate of the amount of such claim.

7.2.2. If the Purchaser fails to give timely notice of a breach of a Sellers' Warranty in according with Clause 7.2.1, Sellers shall not be liable in respect of such claim for breach of the Sellers' Warranty.

8. LIMITATION OF LIABILITY UNDER THE SELLERS' WARRANTIES

8.1. Limitation in time

8.1.1. The Seller shall not be liable for any claim for breach of a Sellers' Warranty, unless the Purchaser has notified it of such claim in accordance with Clause 7.2 within one year from the Completion Date.

8.2. Minimum amount of a claim

The Sellers shall not be liable in respect of any individual claim for breach of the Sellers' Warranty (or series of claims for breach of a Sellers' Warranty arising from the same facts or circumstances), unless the amount payable by the Sellers pursuant to such claim or series of claims is more than € 10,000 (ten thousand euro) and the aggregate amount of all claims for breach of Sellers' Warranties exceeds the amount of € 37,500 (thirty seven thousand five hundred euro), in which case, the Sellers shall be liable for the total amount of the claims for breach of a Sellers' Warranty and not only for the excess.

8.3. Maximum liability

The Seller's aggregate liability in respect of all claims of breach of Sellers' Warranties (including costs, interest, fines, surcharges and penalties) is limited to an amount equal to the Total Consideration.

8.4. Change in Law

The Sellers shall not be liable for any breach of Sellers' Warranties resulting from any change in Law after the Completion Date.

8.5. Deductions from amount of claim

The amount for which the Sellers are liable in case of a claim for breach of a Sellers' Warranty shall be reduced by the amount of any:

a. Tax benefit resulting from the same matter giving rise to such claim for breach of such Sellers' Warranty;

b. provisions or reserves made in the Accounts as of the Completion Date to the extent relating to such liability or matter giving rise to such claim for breach of such Sellers' Warranty; and

c. recovered compensation (i) under any insurance policy taken out by the Company or the Purchaser or (ii) from a third party for the damage resulting from the event giving rise to such claim for the breach of such Sellers' Warranty.

8.6. No accumulation of benefits

The Purchaser shall only be entitled to recover once in respect of the same damage suffered.

9. PURCHASER'S WARRANTIES

9.1.1. The Purchaser represents and warrants to the Sellers that each of the following representations and warranties (the "**Purchaser's Warranties**" and each a "**Purchaser's Warranty**") is true and accurate on the date of this Agreement:

a. Purchaser has been duly incorporated and is validly existing under the Laws of its jurisdiction.

b. The Purchaser has the full power and authority to enter into the Agreement and to perform the obligations hereunder, which, when executed, and assuming due execution by the other Parties, will constitute valid and binding obligations of the Purchaser in accordance with its terms. No other approvals or actions are necessary on the part of the Purchaser to authorize the execution, delivery and performance of this Agreement and the other

Transaction Documents by the Purchaser and the consummation by such the Purchaser of the Transaction.

c. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transaction will: (a) violate any provision of any Governing Documents of the Purchaser; (b) conflict with, result in a breach of, or constitute a default (whether with or without the passage of time, the giving of notice, or both) or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied contract to which the Purchaser is a party, subject or otherwise bound; (c) violate any Law to which Purchaser or any of its assets or businesses is subject or otherwise bound; or (d) result in the creation or imposition of any Encumbrance upon any of the assets or businesses of the Purchaser.

d. The Purchaser is the sole legal and beneficial owner of the Parent Stock and is authorised to transfer the full legal and beneficial title to the Parent Stock to the Purchaser.

e. The Parent Stock has been validly issued, is fully paid up and is free from any Encumbrances.

f. There is no commitment to give or create any Encumbrance on or over the Parent Stock and no Person has claimed to be entitled to such Encumbrance.

10. BREACH OF PURCHASER'S WARRANTY AND NOTIFICATION OF CLAIMS

10.1. Compensation for breach of Warranty

10.1.1. In the event of a breach of any of the Purchaser's Warranties, Purchaser shall subject to Clause 11, pay to each of the Sellers an amount equal to the actual amount of damage within the meaning of section 6:95 et. seq. of the Dutch Civil Code incurred by each Seller as a result of a breach of Purchaser's Warranty, excluding any loss of profits (*gederfde* winst) loss of goodwill and/or consequential damages (*indirecte schade en gevolgschade*).

10.2. Notification of a claim

10.2.1. If the Sellers become aware of any facts or circumstances that may give rise to a claim for breach of a Purchaser's Warranty, it shall within 10 Business Days of the discovery of such facts or circumstances give written notice to Purchaser of such discovery and its (potential) claim. Such notice shall set out detailed

information as is necessary for the Purchaser to assess the merits of the claim for breach of the Purchaser's Warranty and the Sellers' estimate of the amount of such claim.

10.2.2. If the Sellers fail to give timely notice of a breach of a Purchaser's Warranty in according with Clause 10.2.1, Purchaser shall not be liable in respect of such claim for breach of the Purchaser's Warranty.

11. LIMITATION OF LIABILITY UNDER THE PURCHASER'S WARRANTIES

11.1. Limitation in time

11.1.1. The Purchaser shall not be liable for any claim for breach of a Purchaser's Warranty, unless the Sellers have notified it of such claim in accordance with Clause 10.2 within one year from the Completion Date.

11.2. Minimum amount of a claim

11.2.1. The Purchaser shall not be liable in respect of any individual claim for breach of the Purchaser's Warranty (or series of claims for breach of a Purchaser's Warranty arising from the same facts or circumstances), unless the amount payable by the Purchaser pursuant to such claim or series of claims is more than € 10,000 (ten thousand euro) and the aggregate amount of all claims for breach of Purchaser's Warranties exceeds the amount of € 37,500 (thirty seven thousand five hundred euro), in which case, the Purchaser shall be liable for the total amount of the claims for breach of a Purchaser's Warranty and not only for the excess.

11.3. Maximum liability

The Purchaser's aggregate liability in respect of all claims of breach of Purchaser's' Warranties (including costs, interest, fines, surcharges and penalties) is limited to an amount equal to the Total Consideration.

11.4. Change in Law

The Purchaser shall not be liable for any breach of Purchaser's Warranties resulting from any change in Law after the Completion Date.

11.5. Deductions from amount of claim

The amount for which the Purchaser is liable in case of a claim for breach of Purchaser's Warranty shall be reduced by the amount of any:

a. Tax benefit resulting from the same matter giving rise to such claim for breach of such Purchaser's Warranty;

b. recovered compensation (i) under any insurance policy taken out by the Sellers or (ii) from a third party for the damage resulting from the event giving rise to such claim for the breach of such Purchaser's Warranty.

11.6. No accumulation of benefits

The Sellers shall only be entitled to recover once in respect of the same damage suffered.

12. ESCROW AGREEMENT

12.1.1. Within a period of one month after the Completion Date, the Purchaser and Seller I shall enter into an escrow agreement with Iron Mountain (or another escrow agent to be agreed upon between the Purchaser and Seller I) to maintain a copy of the source code of the Promasys software in escrow (the "**Escrow Agreement**").

12.1.2. The Escrow Agreement will provide that:

a. the Purchaser will promptly update the source code held by Iron Mountain upon the release of a new version of the Promasys software in order to assure that the current version of the Promasys software is being held in escrow.

b. the source code shall be released to Seller I, exclusively for the internal use of Seller I and not for resale to third parties, if one or more of the following conditions occur:

(i) if, following the period of 5 years after Completion Date, Seller I has not transitioned to utilizing TrialOne and Seller I has continued and paid for the required maintenance and support for the Promasys software and Purchaser decides to terminate the support of the Promasys software; or

(ii) in case of any change of control, bankruptcy, or insolvency of Purchaser.

13. NON COMPETE

13.1. During the two year period following the Completion Date, Seller I warrants and confirms that Seller I will not directly or indirectly engage in any activities that compete with the Business.

14. CONFIDENTIALITY AND ANNOUNCEMENTS

14.1. Confidentiality

14.1.1. The Parties shall not at any time disclose or use any confidential information regarding or in relation to this Agreement, any related matter or the negotiations in relation to this Agreement or the Business or the other Party, except:

a. with the other Parties' consent;

b. within a Party's own group, subject to a confidentiality duty;

c. as required by any governmental authority, court or arbitral tribunal and after consultation with the other Parties about the timing and content of such disclosure;

d. to professional advisors to the extent necessary for any lawful purpose subject to a confidentiality duty; and

e. to the extent that the information has become public knowledge other than as a result of any fault of the relevant Party's group.

14.2. Announcements

14.2.1. Other as required by any applicable Law, no Party shall make any announcement with respect to this Agreement and the transactions contemplated herein without the other Parties' consent.

15. TERMINATION OF THE AGREEMENT

15.1. Termination

15.1.1. The Agreement terminates prior to Completion by written notice from either the Purchaser or the Seller, as the case may be, pursuant to Clause 5.3.c.

15.2. Clauses 1, 16.1, 16.9 and 17 shall survive the termination of the Agreement indefinitely.

16. MISCELLANEOUS

16.1. Notices

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be sent, either by fax, prepaid registered mail (with return receipt requested) or by courier (with proof of delivery), to the following addresses, unless and until a Party notifies the other Party in accordance with this Clause 16.1 of another address:

If to any of the Sellers:

Stichting CHDR
Attn: Prof. Dr. A.F. Cohen
Zernikedreef 8
2333 CL Leiden
The Netherlands
Fax: +31715246499
E-mail: info@chdr.nl

with a copy to:

Promasys BV
Attn. Wolf Ondracek
Zernikedreef 8
2333 CL Leiden
The Netherlands
Fax: +31 71 5246499
E-mail: wolf.ondracek@promasys-software.com

and a copy to:

Houthoff Buruma Coöperatief U.A.
Attn.: Martine Bijkerk
Gustav Mahlerplein 50
1070 AM Amsterdam
The Netherlands
E-mail: m.bijkerk@houthoff.com

If to the Purchaser:

OmniComm Systems Inc.,
2101 West Commercial Blvd
Suite 3500
Fort Lauderdale, FL 33309
Attention: Cornelis F. Wit
Fax: (954) 484-4669
E-mail: C.F.Wit@OmniComm.com

with a copy to:

OmniComm Systems Inc.,
2101 West Commercial Blvd
Suite 3500
Fort Lauderdale, FL 33309
Attention: Thomas E Vickers
Fax: (954) 484-4669
E-mail: TVickers@OmniComm.com

16.2. Assignment

No Party shall assign (any part of) the rights and obligations arising under this Agreement to any Person without the prior written consent of the other Party. The Purchaser, however, has the right to assign or procure the assumption of any rights and obligations under this Agreement to any member of the Purchaser's Group without any consent being required including the assumption of joint and several liabilities of the obligations.

16.3. Costs and expenses

Except in as far as explicitly agreed otherwise in this Agreement, the Parties shall each pay their own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement. The Seller's costs cannot be paid by or transferred to the Company.

16.4. Entire agreement

This Agreement (together with all documents referred to in it and executed at Completion) constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.

16.5. Variation of this Agreement

Any variation of this Agreement is not valid unless it is in writing and has been signed by or on behalf of each of the Parties.

16.6. Partial invalidity

If any provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound by all other provisions hereof. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of the Agreement.

16.7. Counterparts

This Agreement may be entered into by a Party by way of executing a separate counterpart, but it shall not be effective until each Party has executed at least one counterpart. Each counterpart, when executed, shall constitute an original, and all the counterparts shall together constitute one and the same instrument.

16.8. Waiver of dissolution and annulment

Each Party hereby waives to the extent permitted by Law, the right to rescind (*ontbinden*) or nullify (*vernietigen*) or otherwise terminate this Agreement after Completion. The Parties hereby agree to exclude the applicability of Title 1 of Book 7 of the Dutch Civil Code.

16.9. Notary

The Purchaser and OmniComm are aware of the fact that the Notary is associated with Sellers' counsel. With reference to the Code of Conduct (*Verordening beroeps- en gedragsregels*) of the Royal Notarial Professional Organisation (*Koninklijke Notariële Beroepsorganisatie*), the Parties herewith explicitly agree that the Notary shall execute the Deed of Transfer and that the Sellers may be represented by its counsel in any matter relating to this agreement and disputes in connection therewith.

17. GOVERNING LAW AND JURISDICTION

17.1. This Agreement shall be governed by and construed in accordance with the laws of the Netherlands without regard to the principles of conflict of laws.

17.2. Any dispute arising out of or in connection with this Agreement or any Agreement arising out of this Agreement shall in first instance be exclusively submitted to the courts in Amsterdam.

- signature page follows -

CHDR
By: A.F. Cohen
/s/ A.F. Cohen
Title: Director
Date: 11-Nov-2013
Place:

SELLER II
By: A.F. Cohen
/s/ A.F. Cohen

Date: 11-Nov-2013
Place:
Approval of spouses and registered partner pursuant to 1:88 lid 1(c) Dutch Civil Code.

By:

SELLER III
By: J.J.M.M. Hennen
/s/ J.J.M.M. Hennen

Date: 11-Nov-2013
Place:

SELLER IV
By: W.F.J.P.H. Ondracek
/s/ W.F.J.P.H. Ondracek
Title: Director
Date: 11-Nov-2013
Place:

Approval of spouses and registered partner pursuant to 1:88 lid 1(c) Dutch Civil Code.
By:

OMNICOMM SYSTEMS INC.
By: Cornelis F. Wit /s/ Cornelis F. Wit
Title: CEO And Director
Date: 11-Nov-2013
Place